Exhibit 10.17

                                                    The Empire State Building
                                                    350 Fifth Avenue, Suite 4812
                                                    New York, NY 10118
                                                    Telephone: (212) 375-2950
                                                    Facsimile: (212) 931-9339

Confidential

April 21, 2005

Ovation Products Corporation
William H. Zebular, CEO and CTO
395 East Dunstable Road
Nashua, NH  03062

Re:   Financial Advisory Agreement


Dear Bill:

Pursuant to our discussion, we are pleased to confirm the arrangements under which, Ardour Capital Investments LLC, ("Ardour" or "Advisor") is engaged by Ovation Products Corporation (together with its subsidiaries and affiliates, "Ovation" or "Company") to act as the Company's non-exclusive financial advisor ("Financial Advisor") with respect to assessing and accessing the capital markets.

      1. Upon both the Company and its board of director's approval and request, Ardour, as Financial Advisor will introduce investors and advise the Company as Placement Agent with respect to raising a minimum of $4,000,000 and a maximum of $5,000,000 of equity capital to fund operations. The Company may in its sole discretion change the dollar amount of the offering. Such engagement shall be on a best efforts/semi-exclusive basis. Ardour will assist the Company in modifying its current Series C Preferred Stock Private Placement Offering memorandum and will review the Company's current capital structure, offering instrument and valuation range. In addition, Ardour will assist in modifying Ovation's current PowerPoint presentation for prospective investors and will identify and introduce the Company to suitable institutional investors.

      2. It is understood that Ovation is currently in the process of raising approximately $400,000 in the form of Series C Preferred Stock plus warrants. Ardour will use its best efforts to secure all, or a portion of, this financing on a non-exclusive basis and will receive consideration as outlined below for any such moneys raised.

      3. Ovation reserves the right to terminate this agreement at any time with thirty (30) days written notice.

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4.    For acting as the Company's Financial Advisor, the Company shall pay
      Ardour a non-refundable retainer and success fee of the following:

      (a) A one-time fee of $10,000 to be due on February 1, 2005 and a retainer of $5,000 per month beginning on March 1, 2005 to be accrued and paid upon the successful raising of $400,000 in new capital or at the successful completion of the Company's $400,000 Series C Preferred Stock financing, whichever is earlier. This retainer shall be viewed as a non-refundable deposit, but shall be deducted from the total amount of the success fees due Ardour in connection with the proposed offering stated above.

      (b) As used herein, the term "Introduced Investor" means any person (individual, corporation, trust, partnership, or other entity) who:
            (i) was first introduced to the Company by Ardour, (ii) was first introduced to the Company by any person who was first introduced to the Company by Ardour, or (iii) is any affiliate of any of the foregoing. It is understood that the Company has approached a number of venture capital and other prospective investors in the past that, other than its existing investors, these prospective investors have not chosen to invest in Ovation. Notwithstanding Ovation's prior contacts, it is understood that Ardour may contact such investor prospects and that such contacted prospects (other than Ovation's existing investors) will be considered as Introduced Investors. With respect to private, non-venture capital investors, it is understood that the Company will handle those introductions directly and that Ardour will work on a non-exclusive basis and be compensated for its introductions as Introduced Investors, except that warrant compensation will be paid through options from Ovation's incentive stock pool.

      (c) With respect to each Introduced Investor who invests in equity securities of the Company, the Company shall pay to Ardour the following compensation:

            1. Cash compensation in the amount of 5% of the total consideration paid by such Introduced Investor for the Company's securities; and

            2. Warrants to purchase shares of the capital stock of Ovation that are issued in any private placement of its equity securities. The number of warrants to be issued shall equal five percent (5%) of the number of shares of Ovation capital stock purchased by Introduced Investors in the financing. The


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                  exercise price of such warrants shall equal the per share
                  purchase price paid by the Introduced Investors in the financing. If more than one closing occurs, the exercise price of such warrants shall equal the weighted average per share conversion price for all such capital stock.

                  The term of the warrants shall expire on the earlier of: (a) 30 days prior to a registered public offering of the Company's stock; (b) as of the sale or merger of the Company; or (c) ten
                  (10) years from the date of issue. The warrants shall be exercisable by payment in full in cash or by so-called "cashless exercise" provisions enabling Ardour to pay the exercise price by reducing the number of shares to be issued upon exercise of the warrants. Each warrant shall be deemed to have a value of $.0001.

            3. Notwithstanding any termination of this agreement (whether as a result of the expiration of the term or as a result of the termination by either party), if an Introduced Investor invests in the Company within 12 months after the termination of this agreement, then the Company shall pay to Ardour all fees that would have been due and payable if said investment had been consummated during the term hereof.

            4. In the event that any Introduced Investor shall make a second investment in the Company, the Company shall pay to Ardour further commissions on such investment in cash and warrants compared as set forth above in paragraphs 4c except that the 5% compensation payable in cash and warrants shall be reduced to 2.5%.

      (d) With respect to each new investor who is not an Introduced Investor and who is not an individual (angel investor) and who has not been introduced by Brimberg and Co., and who invests in the equity securities of the Company while this Agreement is in effect or within 60 days after termination of this Agreement (hereafter referred to as "Non-Introduced Investor"), the Company shall pay to Ardour the following compensation:

            1. Cash compensation in the amount of 2% of the total consideration paid by such Non-Introduced Investor for the securities; and


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            2.    Warrants to purchase shares of the capital stock of Ovation issued in any private placement of its equity securities. The number of warrants to be issued shall equal three percent (3%) of the number of shares of Ovation capital stock purchased by Non-Introduced Investors in the financing, all other terms and conditions of such warrants to be as set forth in paragraph 4.c.2 above; and

            3. if Ardour has secured and closed a minimum of $150,000 of financing for the Company from Introduced Investors by February 28, 2005, the Company will issue to Ardour additional warrants to purchase shares of the capital stock of Ovation issued in any private placement of equity securities. The number of warrants to be issued shall equal one percent (1%) of the number of shares of Ovation capital stock purchased by Non-Introduced Investors in the financing, all other terms and conditions of such warrants to be as set forth in paragraph 4.c.2 above; and

            4. If Ardour has secured and closed a minimum of $2,000,000 of financing for the Company from Introduced Investors by December 31, 2005, or if the Company has raised a total of $4 million during 2005 from any source, additional cash compensation in the amount of 2% of the total consideration paid by such Non-introduced Investor.

      5. Upon the Company's request, Ardour shall also act as a mergers and acquisition advisor ("M&A Advisor") during the term, upon such terms with respect to remuneration as may be agreed in writing by Advisor and the Company at the time of such request.

      6. At the request of the Company, Ardour may act as the placement agent or underwriter in connection with additional debt or equity financings for the Company, upon such terms with respect to remuneration as may be agreed in writing by Ardour and the Company at the time of such request. It is understood that the Company is considering a PIPE financing. Should the Company decide to pursue such a financing, the Company agrees to offer the Ardour the opportunity, exercisable within ten (10) days after written notice is delivered by Ovation to Ardour, to undertake the PIPE financing on the same terms and conditions as contemplated with Brimberg and Company, or any other person or entity.

      7. In addition to the fees payable hereunder and regardless of whether any transaction or financing is proposed or consummated, the Company


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

            shall reimburse Ardour for al reasonable travel and out-of-pocket expenses incurred by Ardour in connection with the performance of its services hereunder, including without limitation, hotel, food and associated expenses and long-distance telephone calls up to a maximum of $10,000; any individual expenses over $1,000 shall require the prior approval of the Company. Such expenses shall be submitted by Ardour on a monthly basis, together with originals of receipts and other documentation supporting all expenditures in excess of $25, in accordance with Company policy, and will reimbursed by Company promptly upon receipt.

      8. In connection with Ardour's activities on the Company's behalf, the Company will furnish Ardour with all information that it may reasonably request and will provide Ardour reasonable access to the officers, directors, accountants and counsel of the Company under the direction of a Company representative.

      9. The Company acknowledges that in rendering its services hereunder, Ardour shall be solely using and relying on the information provided by the Company. Ardour does not assume responsibility for the accuracy or completeness of any such information. Any advice rendered by Ardour pursuant to this agreement may not be disclosed publicly without the prior written consent of Ardour.

      10. The Company acknowledges that Ardour makes no commitment whatsoever as to making a market in the Company's securities or to recommending or advising its clients to purchase the Company's securities. Ardour acknowledges that the Company shall have the absolute right in its sole discretion to determine whether to proceed with any financing or to accept any individual investor.

      11. The Company agrees that Ardour has the right to place advertisements in financial and other newspapers and journals describing its services to the Company hereunder following review and approved by the Company.

      12. Ardour will act under this agreement as an independent contractor with duties to the Company. Because Ardour will be acting on the Company's behalf in this capacity, it is Ardour's practice to receive and give mutual indemnification. A copy of Ardour's standard indemnification form is attached to this letter agreement as Appendix B, and is incorporated herein. It is expressly understood and agreed to by the parties hereto that Ardour shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be agreed to expressly by the Company in writing from time to time.


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

      13. Any notice or communication permitted or required hereunder shall be in writing and shall be deemed given upon receipt and shall be (i) hand-delivered, (ii) sent postage prepaid by registered mail, return receipt requested, or (iii) sent by confirmed facsimile, to the respective parties as set forth below, or to such other address as either party may notify the other in writing.

                If the Company, to:       Ovation Products Corporation
                                          William H. Zebular, CEO and CTO
                                          395 East Dunstable Road
                                          Nashua, NH  03062
                                          Phone 603-888-0953

                If to the Advisor, to:    ARDOUR CAPITAL INVESTMENTS
                                          The Empire State Building
                                          350 5th Avenue, Suite 4812
                                          New York, NY  10118
                                          Attn: Kerry J. Dukes, Chief Executive
                                                Officer
                                          Phone 212-375-2957

      14. This letter agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns. No provision of this letter agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

      15. This letter agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to its conflict of law principles. Each of the Company and the Advisor hereby (1) agrees that any legal suit, action or proceeding arising out of or relating to this letter agreement and/or the transactions contemplated hereby, including, without limitations, any such legal suit, action or proceeding against any present or former officer, employee or agent of the Advisor, each of whom is intended to be a third-party beneficiary of the agreement contained in this paragraph 13, shall be instituted exclusively in New York State supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (2) irrevocably waives any objection which it may have now or hereafter to the venue of any such suit, action or proceeding, and (3) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the Company and the Advisor further agrees to


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            accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon the Company mailed by means of registered or certified mail, return receipt requested, to the Company's address shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding, and service of process upon the Advisor mailed by means of registered or certified mail, return receipt requested, to the Advisor's address shall be deemed in every respect effective service of process upon the Ardour in any such suit, action or proceeding. If the Company is served in any suit, action or proceeding arising out of this letter agreement in accordance with this section and the Company fails to appear, for any reason, and a default judgment subsequently issues against the Company, the Company agrees that it will not dispute such default judgment.

      16. The parties hereby waive trial by jury in any action or proceeding involving, directly or indirectly, a dispute concerning or arising from this letter agreement.

If the terms of our engagement as set forth i this letter are satisfactory to you, kindly sign and date the enclosed copy of this agreement and the indemnification form thereto as Exhibit A and return them to us.

                                          Very truly yours,

                                          ARDOUR CAPITAL INVESTMENTS



                                          By:  /s/ Kerry J. Dukes
                                               ------------------------------
                                               Name:  Kerry J. Dukes
                                               Title: Chief Executive Officer

ACCEPTED AND AGREED TO:



By:  /s/ William E. Lockwood
     --------------------------
     Name:  William E. Lockwood
     Title: President & COO



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